Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of October 18, 2018 (the “Effective Date”), by and between Paladina Health, LLC (“Employer”) and Tobias Barker, MD (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve initially as Chief Medical Officer of Paladina Health, LLC (“CMO” of “Paladina”). Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of CMO, or any additional or different duties or jobs as the Employer deems appropriate. Employee shall work out of the Denver home office of Paladina. Employee agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, including but not limited to providing consulting services, provided however, Employee may pursue normal personal and charitable activities so long as such activities do not require a substantial amount of time and do not interfere with his ability to perform his duties. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time. In order to comply with the various state CPOM laws and regulations Employee understands that he may be required to obtain a medical license in the states Employer conducts business in, both now and in the future. Employee likewise may be required to take ownership of certain medical groups that employ the medical professionals who provide direct primary care services for Employer’s clients’ employees and dependents. The costs associated with obtaining Employee’s licenses shall be borne by Employer.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $ 300,000.00 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed from time to time. Employer, in its sole discretion, may increase the base salary as a result of any such review. Employer may not reduce Employee’s base salary unless the Employee authorizes it in writing or the Employer is reducing the base salary of other similarly-situated executives by a similar percentage.

2.2 Benefits. Employee and his family, if applicable, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Annual Discretionary Performance Bonus.

(a) In 2018, Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and S 35,000, payable in a manner consistent with Employer’s practices and procedures and as part of and during the Employer’s bonus cycle. Commencing in 2019, Employee shall be eligible to receive a discretionary performance bonus between zero and $ 150,000.00. The amount of the respective Bonuses, if any, will be decided by the CEO and the Board of Directors.

(b) In deciding on the amount of the annual discretionary performance bonuses, if any, the CEO and the Board of Directors may consider the competitive market for the services provided by employees who are performing the same or similar duties as Employee is providing Employer and who have similar background and experience.

(c) Employee must be employed by Employer on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.4 Paid Time Off. Employee shall have paid time off, subject to the approval of the CEO.

2.5 Value Units Award. Subject to approval ty the Employer’s Board of Directors, Employee will receive an equity-based award which award will be structured as profits interests in the Employer. Upon approval of the Board of Directors Employer shall award to Employee: 369,444.44 Value A Units, 217,320.26 Value B Units 378,557.87 Value C Units and, 459,677.42 Value D Units, subject to all of the terms and Conditions of the separately provided Award Agreement. Subject to the terms and conditions of the Award Agreement twenty-five percent (25%) of each class of the Value Units granted to Employee herein shall vest on the first anniversary of your first date of employment (the “Vesting Commencement Date” and “issue Date”), with the remaining portion of each class of such Value Units vesting thereafter in thirty-six (36) substantially equal monthly installments such that one-hundred percent (100%) of each class of the Value Units granted as of the Issue Date shall become fully vested on the fourth anniversary of the Vesting Commencement Date. For the avoidance of doubt, the foregoing vesting schedule requires the continued employment of Employee by Employer through each applicable vesting date as a condition to the vesting of the applicable installment of the Value Units granted herein. (See performance Schedule attached to this Employment Agreement for further explanation).

2.6 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by the Employer’s Bylaws and applicable law.

2.7 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other reasonable business-related expenses, incurred in the performance of his duties hereunder.

2.8 Changes to Benefit flans. Employer reserves the rights to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to termination of Employment.

3.1 Termination for Material Cause. Employer may terminate Employee’s employment without advance notice for Material Cause (as defined below). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.2 Employee Resignation. Employee may resign from Employer For Cause (as defined below) upon at least thirty (30) days’ advance written notice. If Employee resigns from Employer, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination, and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the firms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period. “Fair Cause” as used in this paragraph shall mean a material breach by Employer of any of the terms set forth in this Agreement or a material demotion or substantial and material change in Employee’s role and duties.

3.3 Termination Without Cause. It is understood and agreed that cither you or Employer may terminate this relationship at any time, for any or no reason, upon ninety (90) days’ prior written notice to the non- terminating party. In the event that your employment is terminated without cause by Employer you will be eligible to receive salary continuation for a period of three (3) months (“Severance Period”). This salary continuation is subject to mitigation and/or offset if you find alternative employment during the Severance Period, and also is contingent on your agreement to Employer’s standard release agreement, which includes a full release of claims against Employer.

3.4 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.5 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(b) “Material Cause “ shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dis honesty in connection with the performance of his duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material brei.ch of this Agreement; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

3.6 Notice of Termination Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5.4 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.7 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

Section 4. Non-Solicitation, Non-Competition and Confidentiality. Employee, contemporaneously herewith, shall enter into a Non-Solicitation, Non-Competition and Confidentiality Agreement, the terms of which are incorporated herein and made a part hereof as though set forth in this Agreement.

Section 5. Miscellaneous.

5.1 Entire Agreement: Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. Thin Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement ma / be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3 Applicable Law; Venue. This Agreement shall be governed by the laws of the State of Colorado, without regard to the Manciples of conflicts of laws. Both parties agree that any action relating to this Agreement shall be brought in a state or federal court of competent jurisdiction located within the City and County of Denver, State of Colorado and both parties agree to exclusive venue within the City and County of Denver, State of Colorado.

5.4 Notice. Notices and all other communications provided for in this Agreement shall be In writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as cither party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.5 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction t) be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.6 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.7 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.8 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.9 Invalidity of Provision, In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

5.10 Approval by Paladino Health, LLC as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by Paladina Health, LLC as to the form of hereof.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date and year first written above.

PALADINA HEALTH, LLC		Tobias Barker, MD

By:	/s/ Chris Miller	By:	/s/ Tobias Barker

Date:	9/17/18	Date:	9/18/18

Approved as to Form:

/s/ Gregory J. Mayers
Gregory J. Mayers
General Counsel Paladina Health, LLC

PERFORMANCE SCHEDULE

Upon the consummation of an Exit Event (as will be defined in the operating agreement of Holdings) such Profits Interests (assuming that they are fully vested at such time) shall entitle the holders to the percentages of the proceeds received by equity holders of Holdings from an Exit Event (the “Equity Proceeds”) in accordance with the following performance schedule:

•

Value A: upon an Exit Evert yielding a lx return to the equity investors, (collectively, the “Investors”), for their aggregate equity investment in Holdings on or after the Effective Date (“Investment”), holders of Profits Interests will share in up to 10.00% of Equity Proceed:; in excess of the lx return to Investors;

•

Value B: upon an Exit Event yielding a 2x return ;o the Investors from their Investment, holders of Profits Interests will share in up to 15.00% of Equity Proceeds in excess of the 2x return to Investors;

•

Value C: upon an Exit Event yielding a 3x return to the Investors from their Investment, holders of Profits Interests will share in up to 22.50% of Equity Proceeds in excess of the 3x return to Investors; and

•

Value D: upon an Exit Event yielding a 4x return to the Investors from their Investment, holders of Profits Interests will share in up to 30.00% of Equity Proceeds in excess of the 4x return to Investors.

The exact percentage of Holding’s equity interests that the Profits Interests will constitute, and the amount of proceeds such Profits Interests will entitle you to receive upon the consummation of an Exit Event, is subject to the total amount of dollars Invested in Holdings as equity, the determination by the Board of various performance thresholds, the issuance of other grants and other Issues that may arise from time to time. Once vested, all Profits Interests will fully participate in dividends and distributions made by Company to its Investors pro rata on a fully- diluted basis.

Note: All binding terms and conditions around any award shall be set forth in the separately provided Award Agreement and that document controls as to such award.

NONCOMPETITION, NONSOLICITATION,

AND CONFIDENTIALITY AGREEMENT

Paladina Health, LLC (“Employer”) and Tobias Barker, MD, (“Teammate”) enter into this Noncompetition, Nonsolicitation, and Confidentiality Agreement (this “Agreement”) on this 18th day of September, 2018, the terms of which are set forth below.

WHEREAS, Employer operates national y in a highly competitive environment;

WHEREAS, Teammate agrees that by virtue of employment with Employer, Teammate will gain special knowledge and familiarity with the needs and requirements of customers and business partners and that but for Teammate’s employment, Teammate would not have had access to such customers and business partners;

WHEREAS, Employer will provide Teammate with confidential information, including, but not limited to, Information or data in any form or medium, which has commercial or economic value to Employer, such as information regarding other employees, intellectual properly, processes, competitive data, contracts, licenses, customer lists, financial information, pricing structures or guidelines, methods of operation, manuals, software and marketing plan; and strategies;

WHEREAS, Teammate recognizes that future success at Employer is dependent on continuing to receive such sensitive and confidential information; and

THEREFORE, the parties agree as follows:

1. Employer considers Teammate to be an integral part of its team, and Teammate acknowledges that Teammate has duties consistent with such team.

2. In consideration for the covenants set forth herein, Employer is offering employment to Teammate, will provide Teammate with the benefits set forth in the Teammate’s offer of employment, which is incorporated herein by reference, and will provide Teammate with confidential information.

3. Covenant Not to Compete: (a) Teammate agrees that during the term of employment and for the twelve-month period following the termination of employment for any reason (whether voluntary or involuntary) (“Restricted Period”), Teammate shall not, as an employee, independent contractor, consultant, or in any other form, prepare to provide or provide any of the same or similar services that Teammate performed during employment with Employer for any Competitor in the Restricted Geographic Area. “Competitor” means any Person which engages in the Business. “Person” means any individual, partnership, limited liability Company, corporation, independent practice association, management services organization, clinic, proprietorship, firm, association or any other entity. “Business” means the business of creating and maintaining Direct Primary Care practice environments, managing the conversion of physician practices into Direct Primary Care retail practice environments, and establishing, operating and delivering Direct Primary Care practice environments directly to employees on behalf of their public, private and government employers, unions and associations. The “Restricted Geographic Area” is the continental United States where Teammate works for Employer, or a smaller geographic area if applicable per state law. “Direct Primary Care” means the provision of comprehensive primary healthcare services to patients for a recurring fee rather than individually itemized fixed fees for service for primary care services.

(a) Teammate agrees that during the Restricted Period, Terminate shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise act for, or det on behalf of any Competitor in the Restricted Geographic Area.

(b) Teammate acknowledges am agrees that the geographical limitations and duration of this covenant not to compete are reasonable.

4. Covenant Not to Solicit: Teammate agrees that during the Restricted Period, Teammate shall not (i) solicit any of Employer’s employees to work for any Person; (ii) hire any of Employer’s employees to work (as an employee or an independent contractor) for any Person; (iii) take any action that may reasonably result in any of Employer’s employees going to work (as an employee or an independent contractor) for any Person; (iv) induce any patient or customer of Employer, either individually or collectively, to patronize any Competitor or primary care clinic that competes with primary care clinics managed or operated by Employer; (v) request or advise any patient, customer, or supplier of Employer to withdraw, curtail, or cancel such person’s business with Employer or primary care clinics managed by Employer; (vi) enter into any contract the purpose or result of which would benefit Teammate if any patient or customer of Employer were to withdraw, curtail, or cancel such person’s business with Employer; (vii) solicit, it duce, or encourage any physician (or former physician) affiliated with Employer or induce or encourage any other person under contract with Employer to curtail or terminate such person’s affiliation or contractual relationship with Employer; or (viii) disclose to any Person the names or addresses of any patient or customer of Employer.

5. Confidentiality: (a) Teammate acknowledges and agrees that: (i) in the course of his employment by Employer, it will or may be necessary for Teammate to create, use, or have access to technical, business, or customer information, materials, or data relating to Employer’s present or planned business that has not been released to the public with Employer’s authorization, including, but not limited to, confidential information, materials, or proprietary data belonging to Employer or relating to Employer’s affairs (collectively, “Confidential Information”) that come into Teammate’s possession by reason of employment with Employer; (ii) all Confidential Information is the property of Employer; (iii) the use, misappropriation, or disclosure of any Confidential Information would constitute a breach of trust and could cause serious and irreparable injury lo Employer; and (iv) It is essential to the protection of Employer’s goodwill and maintenance of Employer’s competitive position that all Confidential Information be kept confidential and that Team: rate not disclose any Confidential Information to others or use Confidential Information to Teammate’s own advantage or the advantage of others.

(b) In recognition of the acknowledgment contained in Section 5(a) above, Teammate agrees that until the Confidential Information becomes publicly available (other than through a breach by Teammate or by anyone else who has a legal obligation to maintain confidentiality), Teammate shall: (i) hold and safeguard all Confidential Information in trust for Employer and its successors and assigns; (ii) not appropriate or disclose or maw available to anyone for use outside of Employer’s organization at any time, either during employment with

Employer or subsequent to the termination of employment with Employer for any reason, any Confidential Information, whether or not developed by Teammate, except as required in the performance of Teammate’s duties to Employer; (iii) keep in strictest confidence any Confidential Information; (Iv) no disclose or divulge, or allow to be disclosed or divulged by any person within Teammate’s control, to any person, firm, or corporation, or use directly or indirectly, for Teammate’s own benefit or the benefit of others, any Confidential Information; and (v) not become employed by or enter into service with any Person in which Teammate will be obligated to disclose or use any trade secrets of Employer, or where such disclosure would be inevitable because of the nature of the position.

(c) Teammate agrees that all lists, materials, records, books, data, plans, files, reports, correspondence, and other documents (“Company material”) used or prepared by, or made available to, Teammate shall be and remain property of Employer. Upon termination of employment, Teammate shall immediately return all Company material to Employer, and Teammate shall not make or retain any copies or extracts thereof.

(d) Teammate also agrees that Teammate will not provide advice to any Person concerning Confidential Information of Employer. Teammate further agrees that if Teammate were to provide advice to any Person concerning the negotiation of any agreements with Employer or if Teammate were to negotiate any agreements on behalf of any Person with Employer, such advice and/or negotiations would involve the inevitable disclosure of Confidential Information.

(e) Teammate further agree s that during the Restricted Period, employment with Employer and for a one-year period following the termination of Teammate’s employment for any reason (voluntary or involuntary), Teammate shall net conduct or accept business with any of Employer’s suppliers, vendors or customers who had been suppliers, vendors or customers within the twelve months preceding the date of the termination of Teammate’s employment and with whom Teammate had contact (“contact” being defined as personal (as opposed to merely supervisory or incidental) interaction between Teammate and the supplier, vendor, or customer that takes place to farther the business relationship for or receive services from the supplier, vendor, or customer) during Teammate’s term of employment with Employer.

(f) Teammate shall confirm, in writing, that Teammate is complying with the terms of this provision In response to any Inquiry by Employer.

6. Teammate acknowledges that any breach of this Agreement by Teammate will result in irreparable harm to Employer and that money damages will be inadequate and difficult to measure. Therefore, in addition to any other remedy at law or equity available to Employer, Teammate agrees that Employer shall be entitled to temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement, or to cure any breach of this Agreement, without the necessity of proving actual damages or posting a bond or other security therefor.

7. Teammate acknowledges that the covenants and agreements herein are reasonable and necessary to protect Employer’s legitimate business interests. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

8. Teammate agrees that any information, materials, ideas, discoveries, inventions, techniques, or programs developed, created, or discovered by Teammate in connection with the performance of Teammate’s duties as an employee of Employer shall be and remain the sole and exclusive property of Employer, and Teammate hereby assigns and/or agrees to assign any such information, materials, ideas, discoveries, inventions, techniques, or programs to Employer. Teammate is notified that the foregoing does not apply to an invention that Teammate creates entirely on Teammate’s own time, without the use of any equipment, supplies, facilities, or trade secret information of Employer.

9. Teammate shall make the terms and conditions of this Agreement known to any Competitor with which Teammate becomes associated subsequent to the termination of employment with Employer and before Teammate’s association with such. Employer shall have the right to make the terms of this Agreement known to any Competitor with whom Employer reasonably believes Teammate has become, or is about to become, associated.

10. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof. If a court determines that any restriction herein is invalid or unenforceable, the court is hereby requested, directed, and authorized (to the extent allowable under applicable state law) to revise such restrictions to include the maximum restrictions allowed under applicable law; or if required by applicable law ignore the invalid or unenforceable provisions and apply the remainder of the Agreement.

11. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado (without regard to principles of conflicts of laws).

12. This Agreement is personal and may not be assigned by Teammate. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer. In addition, the covenants and acknowledgements of Teammate as set forth herein shall inure to the benefit of any successors to Employer and shall survive the termination of this Agreement, regardless of cause, except if Employer ceases operation other than as a result of a change of control.

13. Each party has cooperated In the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, he same shall not be construed against any party on the basis that the party was the drafter.

14. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties upon full execution hereof by the parties.

IN WITNESS WHEREOF, Employer and Teammate executed this Agreement as of the day and year first above written.

TEAMMATE	PALADINA HEALTH, LLC

/s/ Tobias Barker	/s/ Chris Miller
	Name:	Chris Miller
	Title:	CEO